UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 20, 2012

COMPREHENSIVE CARE CORPORATION

(Exact Name of Registrant Specified in Charter)

Delaware	1-9927	95-2594724
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3405 W. Dr. Martin Luther King Jr. Blvd, Suite 101 Tampa, Florida		33607
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (813) 288-4808

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 20, 2012, CompCare de Puerto Rico, Inc., a wholly-owned subsidiary of Comprehensive Care Corporation (“the Company”), entered into a Third Amendment (“the Amendment”) to the original agreement with MSO of Puerto Rico, Inc. (“MSO”) to provide its health plan members mental health, substance abuse treatment, and pharmacy management services. The original agreement was filed as Exhibit 10.21 to Form 10-Q/A for the quarter ended September 30, 2010. The second amendment was filed on March 8, 2012 as Exhibit 10.1 to Form 8-K. Pursuant to the Amendment, the parties agreed to revise their method of operations and clarified their respective financial responsibilities for the payment of certain prescriptions during the period May 1, 2012 through December 31, 2012, defined in the Amendment as the “Collaboration Period” and thereafter, during the period defined as the “Post-Collaboration Period.” The Company’s financial responsibility for psychotropic prescription drugs will be limited to the costs of psychotropic drugs prescribed for current mental health conditions. The parties also agreed to settle, for $2.2 million, all Pharmacy Adjustments previously identified as they relate to drugs which were not prescribed for mental health conditions, which drugs were previously charged to the Company, for all periods prior to April 1, 2012. The $2.2 million was paid to the Company’s providers by MSO on behalf of the Company. The foregoing description is a summary of the Amendment and the transaction contemplated thereby. This summary does not purport to be complete and is qualified in its entirety by the complete text of the Amendment, which is filed as Exhibit 10.1 to the Current Report on Form 8-K as is incorporated herein by reference.

Item 8.01 Other Events.

On June 25, 2012, the Company issued a press release announcing the signing of the Amendment and preliminary financial results for the second quarter of 2012. A copy of the press release is attached herein as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

10.1 Third Amendment to the Agreement for the Provision of Services with an effective date of May 1, 2012, by and between CompCare de Puerto Rico, Inc. and MSO of Puerto Rico, Inc.

99.1 Press Release, dated June 25, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPREHENSIVE CARE CORPORATION

Date: June 25, 2012	By:	/s/ Clark A. Marcus
Clark A. Marcus
Chairman and Chief Executive Officer